Exhibit 3.22

AKTE VAN STATUTENWIJZIGING

FOSSIL EUROPE B.V.

Op elf september tweeduizend vijfentwintig verschijnt voor mij, mr. Martijn Michiel van der Bie, notaris te Amsterdam:

mr. Ymke Maria van Loon, kandidaat-notaris, geboren te Amersfoort op eenentwintig juni negentienhonderdachtennegentig, met kantooradres: Parnassusweg 737, 1077 DG Amsterdam.

De verschijnende persoon verklaart:

(A)

Op elf september tweeduizend vijfentwintig heeft de algemene vergadering van Fossil Europe B.V., een besloten vennootschap met beperkte aansprakelijkheid, met zetel te Amsterdam en met adres: Taurusavenue 16 A, 2132 LS Hoofddorp, ingeschreven in het handelsregister onder nummer 33247795 (de “Vennootschap”), besloten tot wijziging van de statuten van de Vennootschap en tot machtiging van de verschijnende persoon om de akte van statutenwijziging te doen verlijden. Van de besluiten tot statutenwijziging en machtiging van de verschijnende persoon blijkt uit een stuk, dat aan deze akte wordt gehecht (bijlage).

(B)	De statuten van de Vennootschap zijn laatst gewijzigd bij akte, op eenentwintig december tweeduizend eenentwintig verleden voor mr. T.P. Flokstra, notaris te Amsterdam.

Ter uitvoering van het hiervoor bedoelde besluit tot statutenwijziging verklaart de verschijnende persoon dat in de statuten van de Vennootschap hierbij de volgende wijzigingen worden aangebracht:

Artikel 23 wordt gewijzigd als volgt:

(a)	Lid 2 komt te luiden als volgt:

2.	Andere algemene vergaderingen worden gehouden zo dikwijls de directie of een vergadergerechtigde zulks nodig acht.

(b)	Onder vernummering van de leden 3 tot en met 9 tot onderscheidenlijk 4 tot en met 10 wordt na lid 2 een nieuw lid 3 toegevoegd, luidende als volgt:

3.	De directie en iedere vergadergerechtigde is bevoegd tot het bijeenroepen van een algemene vergadering.

(c)	Het vernummerde lid 4 komt te luiden als volgt:

4.

Vergadergerechtigden worden tot de algemene vergadering opgeroepen door de directie, een directeur of een vergadergerechtigde. De oproeping tot een algemene vergadering geschiedt door middel van oproepingsbrieven gericht aan de adressen van de vergadergerechtigden zoals deze zijn vermeld in het register als bedoeld in artikel 5. Indien de desbetreffende vergadergerechtigde hiermee instemt, kan de oproeping tevens geschieden door middel van een langs elektronische weg toegezonden leesbaar en reproduceerbaar bericht aan het adres dat door hem voor dit doel aan de vennootschap bekend is gemaakt._____________________________________

De verschijnende persoon is mij, notaris, bekend.

Waarvan akte wordt verleden te Amsterdam op de datum in het hoofd van deze akte vermeld. Na mededeling van de zakelijke inhoud van deze akte en het geven van een toelichting daarop aan de verschijnende persoon, heeft zij verklaard van de inhoud van deze akte te hebben

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kennisgenomen en daarmee in te stemmen. Vervolgens wordt deze akte onmiddellijk na beperkte voorlezing door de verschijnende persoon en mij, notaris, ondertekend.          (Volgt ondertekening)

UITGEGEVEN VOOR AFSCHRIFT

2

This document is an unofficial English translation of a document prepared in Dutch. In preparing this document, an attempt has been made to translate as literally as possible without jeopardising the overall continuity of the text, except that, for convenience, the definitions set out in article 1.1 of the articles of association contained in this document have been placed in the English alphabetical order. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law. In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

DEED OF AMENDMENT OF ARTICLES OF ASSOCIATION

FOSSIL EUROPE B.V.

On the eleventh day of September two thousand and twenty-five appears before me, Martijn Michiel van der Bie, civil law notary in Amsterdam, the Netherlands:

Ymke Maria van Loon, candidate civil law notary, born in Amersfoort, the Netherlands, on the twenty-first day of June nineteen hundred and ninety-eight, having her office address at Parnassusweg 737, 1077 DG Amsterdam, the Netherlands.

The person appearing declares:

(A)

On the eleventh day of September two thousand and twenty-five, the general meeting of Fossil Europe B.V., a private company with limited liability under Dutch law, having its seat in Amsterdam, the Netherlands, and its address at Taurusavenue 16A, 2132 LS Hoofddorp, the Netherlands, registered with the Dutch trade register under number 33247795 (the “Company”), resolved to amend the articles of association of the Company and to authorise the person appearing to execute the deed of amendment of articles of association. The resolutions to amend the articles of association and authorise the person appearing are evidenced by a document, which is attached to this deed (annex).

(B)

The articles of association of the Company were last amended by deed, executed on the twenty-first day of December two thousand and twenty-one before T.P. Flokstra, civil law notary in Amsterdam, the Netherlands.

In order to implement the aforementioned resolution to amend the articles of association, the person appearing declares that the articles of association of the Company are hereby amended as follows:

Article 23 shall be amended as follows:

(a)	Paragraph 2 shall read as follows:

2.	Other general meetings shall be held as often as the board of directors or a qualifying attendee deems such necessary.

(b)	With renumbering of paragraphs 3 up to and including 9 to 4 up to and including 10, respectively, following paragraph 2, a new paragraph 3 shall be added, reading as follows:

3.	The board of directors and each qualifying attendee shall be authorised to convene a general meeting.

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(c)	The renumbered paragraph 4 shall read as follows:

4.

Qualifying attendees shall be given notice of the general meeting by the board of directors, a director or a qualifying attendee by means of convocation letters, addressed to the addresses of the qualifying attendees as set out in the register referred to in article 5. If the qualifying attendee concerned consents thereto, notice may also be given by means of sending an electronic, legible and reproducible convocation message to the address notified by him to the company for that purpose.

The person appearing is known to me, civil law notary.

In witness whereof this deed is executed in Amsterdam, the Netherlands, on the date first mentioned in the head of this deed.

After having conveyed the contents of this deed and having given an explanation thereto to the person appearing, she declared that she has taken note of the contents of this deed and agrees with the same. Thereupon, immediately after limited reading of this deed, it is signed by the person appearing and by me, civil law notary.

2

The undersigned, Martijn Michiel van der Bie, civil law notary in Amsterdam, the Netherlands, certifies to have ascertained to the best of his knowledge that the articles of association of Fossil Europe B.V., a private company with limited liability under Dutch law, registered with the Dutch trade register under number 33247795, immediately following amendment by deed, executed on 11 September 2025 before him, read as stated in the document attached to this certificate.

Signed in Amsterdam, the Netherlands, on 11 September 2025.

STATUTEN

HOOFDSTUK I.

Begripsbepalingen.

Artikel 1.

In de statuten wordt verstaan onder:

a.	algemene vergadering: het orgaan dat gevormd wordt door aandeelhouders en andere stemgerechtigden;

b.	schriftelijk: elk door middel van gangbare (elektronische) communicatiemiddelen vastgelegd en reproduceerbaar document;

c.	vergadergerechtigden: aandeelhouders, houders van certificaten waaraan vergaderrechten zijn verbonden en vruchtgebruikers en pandhouders aan wie vergaderrechten toekomen; en

d.	vergaderrecht: het recht om, in persoon of bij schriftelijk gevolmachtigde, de algemene vergadering bij te wonen en daarin het woord te voeren.

HOOFDSTUK II.

Naam. Zetel. Doel.

Artikel 2. Naam en zetel.

1.	De vennootschap draagt de naam:

Fossil Europe B.V.

2.	Zij heeft haar zetel te Amsterdam.

Artikel 3. Doel.

De vennootschap heeft ten doel:

a.	het actief zijn in het groothandels- en kleinhandelsbedrijf van onder andere sieraden, klokken, sporthorloges, leer- en reisartikelen, via gehuurde winkels voorzien van het merk van de vennootschap;

b.	het oprichten van, het op enigerlei wijze deelnemen in, het besturen van en het toezicht houden op ondernemingen en vennootschappen en het zijn en handelen als een houdstermaatschappij;

c.	het financieren van vennootschappen en ondernemingen;

d.	het verstrekken van adviezen en het verlenen van diensten aan ondernemingen en vennootschappen waarmee de vennootschap in een groep is verbonden en aan derden;

e.	het lenen, uitlenen en bijeenbrengen van gelden daaronder begrepen, het uitgeven van obligaties, schuldbrieven of andere waardepapieren, alsmede het aangaan van daarmee samenhangende overeenkomsten;

f.

het verstrekken van garanties, het verbinden van de vennootschap en het bezwaren van activa van de vennootschap ten behoeve van ondernemingen en vennootschappen waarmee de vennootschap in een groep is verbonden en ten behoeve van derden;

g.	het verkrijgen, beheren, exploiteren en vervreemden van registergoederen en van vermogenswaarden in het algemeen;

h.	het verhandelen van en beleggen in valuta, effecten en vermogenswaarden in het algemeen;

i.	het exploiteren en verhandelen van patenten, merkrechten, vergunningen, knowhow en andere industriële- en intellectuele eigendomsrechten;

j.

het verrichten van aile soorten industriële, financiële en commerciële activiteiten, en al hetgeen met het vorenstaande verband houdt of daartoe bevorderlijk kan zijn, alles in de ruimste zin van het woord.

HOOFDSTUK III.

Kapitaal en aandelen. Register.

Artikel 4. Kapitaal en aandelen.

1.	Het kapitaal is verdeeld in gewone aandelen met een nominale waarde van vijfenveertig euro (€ 45) elk, doorlopend genummerd vanaf 1.

2.	Aile aandelen luiden op naam. Aan ieder aandeel is stemrecht verbonden. Aandeelbewijzen worden niet uitgegeven.

Artikel 5. Register van aandeelhouders.

1.

De directie houdt een register waarin de namen en adressen van aile aandeelhouders zijn opgenomen, met vermelding van de datum waarop zij de aandelen hebben verkregen, de datum van de erkenning of betekening, alsmede met vermelding van het op ieder aandeel gestorte bedrag.

2.

In het register worden opgenomen de namen en adressen van hen die een recht van vruchtgebruik of pandrecht op aandelen hebben, met vermelding van de datum waarop zij het recht hebben verkregen, de datum van erkenning of betekening, alsmede met vermelding welke aan de aandelen verbonden rechten hen toekomen. In het register worden tevens opgenomen de namen en adressen van houders van certificaten waaraan vergaderrecht is verbonden, met vermelding van de datum waarop het vergaderrecht aan hun certificaat is verbonden en de datum van erkenning of betekening.

3.	Aandeelhouders en anderen van wie gegevens ingevolge lid 2 in het register moeten worden opgenomen verschaffen aan de directie tijdig de nodige gegevens.

4.	Het register wordt regelmatig bijgehouden. Aile inschrijvingen en aantekeningen in het register worden getekend door een directeur.

5.

De directie verstrekt desgevraagd aan een aandeelhouder, een vruchtgebruiker, een pandhouder en een houder van een certificaat waaraan vergaderrecht is verbonden, kosteloos een uittreksel uit het register met betrekking tot zijn recht op een aandeel of certificaat. Rust op een aandeel een recht van vruchtgebruik of een pandrecht dan vermeldt het uittreksel aan wie het stemrecht toekomt en aan wie de vergaderrechten toekomen.

6.	De directie legt het register ten kantore van de vennootschap ter inzage van de aandeelhouders, vruchtgebruikers, pandhouders en certificaathouders aan wie vergaderrechten toekomen.

HOOFDSTUK IV.

Uitgifte van aandelen. Verkrijging eigen aandelen.

Artikel 6. Uitgifte van aandelen. Bevoegd orgaan. Notariële akte.

1.

Uitgifte van aandelen kan slechts ingevolge een besluit van de algemene vergadering. De algemene vergadering kan haar bevoegdheid hiertoe overdragen aan een ander orgaan en kan die overdracht herroepen.

2.	Voor de uitgifte van een aandeel is vereist een daartoe bestemde ten overstaan van een in Nederland gevestigde notaris verleden akte waarbij de betrokkenen partij zijn.

Artikel 7. Voorwaarden van uitgifte. Voorkeursrecht.

1.	Bij het besluit tot uitgifte van aandelen worden de koers en de verdere voorwaarden van uitgifte bepaald.

2.	ledere aandeelhouder heeft bij uitgifte van aandelen een voorkeursrecht naar evenredigheid van het gezamenlijk bedrag van zijn aandelen, met inachtneming van de beperkingen volgens de wet.

3.	Een gelijk voorkeursrecht hebben de aandeelhouders bij het verlenen van rechten tot het nemen van aandelen.

4.	Het voorkeursrecht kan, telkens voor een enkele uitgifte, worden beperkt of uitgesloten door het tot uitgifte bevoegde orgaan.

5.	De vennootschap kondigt de uitgifte met voorkeursrecht en het tijdvak waarin dat kan worden uitgeoefend aan in een schriftelijke mededeling aan aile aandeelhouders aan het door hen opgegeven adres.

Artikel 8. Storting op aandelen.

1.

Bij uitgifte van elk aandeel moet daarop het nominale bedrag worden gestort. Bedongen kan worden dat het nominale bedrag of een deel daarvan eerst behoeft te worden gestort na verloop van een bepaalde tijd of nadat de vennootschap het zal hebben opgevraagd.

2.

Starting op aandelen moet in geld geschieden voor zover niet een andere inbreng is overeengekomen. De directie is bevoegd om rechtshandelingen te verrichten ter zake van inbreng op aandelen anders dan in geld.

3.	Starting op aandelen in een andere geldeenheid dan die waarin het nominale bedrag van de aandelen luidt, kan slechts geschieden met toestemming van de vennootschap.

Artikel 9. Verkrijging eigen aandelen.

1.	De vennootschap kan bij uitgifte van aandelen geen eigen aandelen nemen.

2.	De directie beslist over de verkrijging van aandelen in het kapitaal van de vennootschap met inachtneming van het dienaangaande in de wet bepaalde.

HOOFDSTUK V.

Levering van aandelen. Beperkte rechten. Certificaten.

Artikel 10. Geen blokkeringsregeling.

Onverminderd het bepaalde in artikel 11 kan overdracht van aandelen vrijelijk geschieden zonder dat daarop een blokkeringsregeling als bedoeld in artikel 2:195 Burgerlijk Wetboek van toepassing is. Hetzelfde geldt voor de vervreemding van eigen aandelen door de vennootschap.

Artikel 11. Levering van aandelen.

1.

Voor de levering van een aandeel of de vestiging van een beperkt recht daarop is vereist een daartoe bestemde ten overstaan van een in Nederland gevestigde notaris verleden akte waarbij de betrokkenen partij zijn.

2.

Behoudens in het geval dat de vennootschap zelf bij de rechtshandeling partij is, kunnen de aan het aandeel verbonden rechten eerst worden uitgeoefend nadat de vennootschap de rechtshandeling heeft erkend of de akte aan haar is betekend overeenkomstig het in de wet daaromtrent bepaalde.

Artikel 12. Vruchtgebruik. Pandrecht.

1.	Op aandelen kan een recht van vruchtgebruik en een pandrecht worden gevestigd. De aandeelhouder heeft het stemrecht op de aandelen waarop een vruchtgebruik of pandrecht is gevestigd.

2.

In afwijking van het voorgaande lid komt het stemrecht toe aan de vruchtgebruiker of pandhouder indien dit, met inachtneming van de wettelijke bepalingen, bij de vestiging van het vruchtgebruik of pandrecht is bepaald of nadien schriftelijk tussen de aandeelhouder en de vruchtgebruiker of pandhouder is overeengekomen.

3.

De aandeelhouder die vanwege een pandrecht of vruchtgebruik geen stemrecht heeft, en de pandhouder of vruchtgebruiker die stemrecht heeft, hebben de rechten die door de wet zijn toegekend aan de houders van certificaten van aandelen waaraan vergaderrecht is verbonden. De vruchtgebruiker en de pandhouder aan wie geen stemrecht toekomt, hebben deze rechten tenzij bij vestiging of overdracht van het vruchtgebruik of pandrecht anders is bepaald.

Artikel 13. Certificaten.

1.	Aan houders van certificaten komt geen vergaderrecht toe. De algemene vergadering is bevoegd te besluiten vergaderrechten aan certificaten toe te kennen dan wel te ontnemen.

2.	Het bepaalde in artikel 11 lid 2 van deze statuten is van overeenkomstige toepassing op de levering van een certificaat waaraan vergaderrecht is verbonden.

HOOFDSTUK VI.

Directie.

Artikel 14. Directie.

De directie van de vennootschap bestaat uit één of meer directeuren.

Artikel 15. Benoeming, schorsing en ontslag. Bezoldiging.

1.	De directeuren worden benoemd door de algemene vergadering.

2.	ledere directeur kan te allen tijde door de algemene vergadering worden geschorst en ontslagen.

3.	De bezoldiging en de verdere arbeidsvoorwaarden van iedere directeur worden vastgesteld door de algemene vergadering.

Artikel 16. Bestuurstaak. Besluitvorming. Taakverdeling.

1.

Behoudens de beperkingen volgens de statuten is de directie belast met het besturen van de vennootschap. Bij de vervulling van hun taak richten de directeuren zich naar het belang van de vennootschap en de met haar verbonden onderneming.

2.

De directie besluit bij volstrekte meerderheid van de uitgebrachte stemmen. ledere directeur heeft het recht om één stem uit te brengen. Blanco stemmen gelden als niet uitgebracht. De directie kan een reglement vaststellen waarbij nadere regels worden gegeven omtrent de besluitvorming van de directie.

3.	De directie kan bij een taakverdeling bepalen met welke taak iedere directeur meer in het bijzonder zal zijn belast.

4.	Een directeur kan zich door een mededirecteur bij schriftelijke volmacht doen vertegenwoordigen. Een directeur kan voor niet meer dan één mededirecteur als gevolmachtigde optreden.

5.

Besluitvorming door de directie kan op andere wijze dan in een vergadering geschieden, mits schriftelijk en met algemene stemmen van aile in functie zijnde directeuren, ten aanzien van wie geen tegenstrijdig belang als bedoeld in lid 6 van dit artikel bestaat.

6.

ledere directeur is gehouden een tegenstrijdig belang tussen hem en de vennootschap onverwijld aan de directie te melden. Een directeur neemt niet deel aan de beraadslaging en besluitvorming binnen de directie indien hij daarbij een direct of indirect persoonlijk belang heeft dat tegenstrijdig is met het belang van de vennootschap en de met haar verbonden onderneming. Het besluit wordt in dit geval genomen door de overige directeuren. Indien alle directeuren een tegenstrijdig belang hebben als hiervoor bedoeld, wordt het besluit genomen door de algemene vergadering.

7.

De directie dient zich te gedragen naar de aanwijzingen van de algemene vergadering. De directie is gehouden de aanwijzingen op te volgen, tenzij deze in strijd zijn met het belang van de vennootschap en de met haar verbonden onderneming.

Artikel 17. Vertegenwoordiging.

1.	De directie is bevoegd de vennootschap te vertegenwoordigen. De bevoegdheid tot vertegenwoordiging komt mede toe aan:

(i)	twee directeuren gezamenlijk handelend; en

(ii)

een directeur gezamenlijk handelend met een functionaris, die is benoemd overeenkomstig het bepaalde in lid 2 van dit artikel, met algemene vertegenwoordigingsbevoegdheid of met beperkte vertegenwoordigingsbevoegdheid, echter met inachtneming van de begrenzing die aan zijn bevoegdheid is gesteld.

2.

De directie kan functionarissen met algemene of beperkte vertegenwoordigingsbevoegdheid aanstellen. Elk hunner vertegenwoordigt de vennootschap met inachtneming van de begrenzing aan zijn bevoegdheid gesteld. Hun titulatuur wordt door de directie bepaald.

Artikel 18. Goedkeuring van besluiten van de directie.

1.

De algemene vergadering is bevoegd besluiten van de directie aan haar goedkeuring te onderwerpen. Deze besluiten dienen duidelijk omschreven te worden en schriftelijk aan de directie te worden meegedeeld.

2.	Het ontbreken van een goedkeuring als bedoeld in lid 1 van dit artikel tast de vertegenwoordigingsbevoegdheid van de directie of de directeuren niet aan.

Artikel 19. Ontstentenis of belet.

In geval van ontstentenis of belet van één of meer directeuren zijn de andere directeuren of is de andere directeur tijdelijk met het bestuur van de vennootschap belast. In geval van ontstentenis of belet van de enige directeur of aile directeuren, is de persoon die daartoe door de algemene vergadering wordt aangewezen tijdelijk met het bestuur van de vennootschap belast.

HOOFDSTUK VII.

Jaarrekening. Winst.

Artikel 20. Boekjaar. Opmaken jaarrekening. Ter inzage legging. Accountant.

1.	Het boekjaar van de vennootschap is gelijk aan het kalenderjaar.

2.

Jaarlijks binnen vijf maanden na afloop van het boekjaar, behoudens verlenging van deze termijn met ten hoogste zes maanden door de algemene vergadering op grand van bijzondere omstandigheden, maakt de directie een balans met een winsten verliesrekening en toelichting (de jaarrekening) op.

3.

De directie legt de jaarrekening binnen de in lid 2 bedoelde termijn voor de aandeelhouders ter inzage ten kantore van de vennootschap. Binnen deze termijn legt de directie oak het jaarverslag, indien vereist, ter inzage voor de aandeelhouders.

4.	De jaarrekening wordt ondertekend door iedere directeur; ontbreekt de ondertekening van één of meer van hen, dan wordt daarvan onder opgave van reden melding gemaakt.

5.

De vennootschap kan, en indien daartoe wettelijk verplicht zal, aan een register accountant of een andere accountant als bedoeld in artikel 2:393 Burgerlijk Wetboek, dan wei een organisatie waarin zodanige accountants samenwerken, de opdracht verlenen tot onderzoek van de jaarrekening.

Artikel 21. Vaststelling jaarrekening. Openbaarmaking.

1.	De algemene vergadering stelt de jaarrekening vast.

2.

Nadat de jaarrekening is vastgesteld zal door de directie aan de algemene vergadering het voorstel worden gedaan om decharge te verlenen aan iedere directeur voor het in het desbetreffende boekjaar gevoerde bestuur, voorzover dat bestuur uit de jaarrekening blijkt of anderszins aan de algemene vergadering bekend is.

3.

lndien aile aandeelhouders tevens directeur van de vennootschap zijn, geldt ondertekening van de jaarrekening door aile directeuren tevens als vaststelling in de zin van lid 1, mits aile overige vergadergerechtigden in de gelegenheid zijn gesteld om kennis te nemen van de opgemaakte jaarrekening en met deze wijze van vaststelling hebben ingestemd. In afwijking van het vorige lid strekt deze vaststelling tevens tot decharge van de directeuren.

4.

De vennootschap is verplicht tot openbaarmaking van de jaarrekening binnen acht dagen na de vaststelling met inachtneming van de wettelijke vrijstellingen, met dien verstande dat de vennootschap ingeval er geen wettelijke vrijstelling van toepassing is, de jaarrekening uiterlijk dertien maanden na afloop van het boekjaar openbaar moet hebben gemaakt.

Artikel 22. Winstbestemming. Uitkeringen.

1.	De algemene vergadering is bevoegd tot bestemming van de winst die door vaststelling van de jaarrekening is bepaald en tot vaststelling van uitkeringen.

2.	Uitkeringen kunnen slechts plaatsvinden voorzover het eigen vermogen grater is dan de reserves die krachtens de wet of de statuten moeten worden aangehouden.

3.

Een besluit dat strekt tot (tussentijdse) uitkering heeft geen gevolgen zolang de directie geen goedkeuring heeft verleend. De directie weigert slechts goedkeuring indien hij weet of redelijkerwijs behoort te voorzien dat de vennootschap na de uitkering niet zal kunnen blijven voortgaan met het betalen van haar opeisbare schulden.

4.

lndien de vennootschap na een uitkering niet kan voortgaan met het betalen van haar opeisbare schulden, zijn de directeuren die dat ten tijde van de uitkering wisten of redelijkerwijs behoorden te voorzien jegens de vennootschap hoofdelijk verbonden voor het tekort dat door de uitkering is ontstaan, met de wettelijke rente vanaf de dag van de uitkering. Artikel 2:248 lid 5 Burgerlijk Wetboek is van overeenkomstige toepassing. Niet verbonden is de directeur die bewijst dat het niet aan hem te wijten is dat de vennootschap de uitkering heeft gedaan en dat hij niet nalatig is geweest in het treffen van maatregelen om de gevolgen daarvan af te wenden. Degene die de uitkering ontving terwijl hij wist of redelijkerwijs behoorde te voorzien dat de vennootschap na de uitkering niet zou kunnen voortgaan met het betalen van haar opeisbare schulden is gehouden tot vergoeding van het tekort dat door de uitkering is ontstaan, ieder voor ten hoogste het bedrag of de waarde van de door hem ontvangen uitkering, met de wettelijke rente vanaf de dag van de uitkering. lndien de directeuren de vordering uit hoofde van de eerste volzin hebben voldaan, geschiedt de in de vierde volzin bedoelde vergoeding aan de directeuren, naar evenredigheid van het gedeelte dat door ieder van hen is voldaan. Ten aanzien van een schuld uit hoofde van de eerste of de vierde volzin van dit lid is de schuldenaar niet bevoegd tot verrekening. Met een directeur wordt voor de toepassing van dit lid gelijk gesteld degene die het beleid (mede) heeft bepaald als ware hij bestuurder. Het bepaalde in dit lid is niet van toepassing op uitkeringen in de vorm van aandelen in het kapitaal van de vennootschap of bijschrijvingen op niet volgestorte aandelen.

5.	De vordering van de aandeelhouder tot uitkering verjaart door een tijdsverloop van vijf jaren.

HOOFDSTUK VIII.

Besluitvorming van aandeelhouders.

Artikel 23. Algemene vergadering. Oproeping. Besluitvorming buiten vergadering.

Aantekeningen.

1.	Tijdens ieder boekjaar wordt ten minste één algemene vergadering gehouden of ten minste eenmaal overeenkomstig artikel 25 van deze statuten besloten.

2.	Andere algemene vergaderingen worden gehouden zo dikwijls de directie of een vergadergerechtigde zulks nodig acht.

3.	De directie en iedere vergadergerechtigde is bevoegd tot het bijeenroepen van een algemene vergadering.

4.

Vergadergerechtigden worden tot de algemene vergadering opgeroepen door de directie, een directeur of een vergadergerechtigde. De oproeping tot een algemene vergadering geschiedt door middel van oproepingsbrieven gericht aan de adressen van de vergadergerechtigden zoals deze zijn vermeld in het register als bedoeld in artikel 5. lndien de desbetreffende vergadergerechtigde hiermee instemt, kan de oproeping tevens geschieden door middel van een langs elektronische weg toegezonden leesbaar en reproduceerbaar bericht aan het adres dat door hem voor dit doel aan de vennootschap bekend is gemaakt.

5.	De oproeping geschiedt niet later dan op de achtste dag voor die van de vergadering.

6.

De algemene vergaderingen worden gehouden in de gemeente van de statutaire zetel of in de gemeente Haarlemmermeer (waaronder Luchthaven Schiphol), Rotterdam, Den Haag en Eindhoven. Een algemene vergadering kan ook elders worden gehouden, mits aile vergadergerechtigden daarmee hebben ingestemd en de directeuren voorafgaand daaraan in de gelegenheid zijn gesteld om advies uit te brengen.

7.

De algemene vergadering voorziet zelf in haar voorzitterschap. Tot dat ogenblik wordt het voorzitterschap waargenomen door een directeur of bij gebreke daarvan door de in leeftijd oudste ter vergadering aanwezige persoon.

8.	De directeuren hebben als zodanig in de algemene vergadering een raadgevende stem.

9.

De directie houdt van de genomen besluiten aantekening. lndien de directie niet ter vergadering is vertegenwoordigd, wordt door of namens de voorzitter van de algemene vergadering een afschrift van de genomen besluiten zo spoedig mogelijk na de vergadering aan de directie verstrekt. De aantekeningen liggen ten kantore van de vennootschap ter inzage voor de vergadergerechtigden. Aan ieder van hen wordt desgevraagd een afschrift of uittreksel van deze aantekeningen verstrekt tegen ten hoogste de kostprijs.

10.

lndien de door de wet of statuten gegeven voorschriften voor het oproepen en houden van algemene vergaderingen niet in acht zijn genomen, kunnen niettemin geldige besluiten worden genomen, indien aile vergadergerechtigden ermee hebben ingestemd dat de besluitvorming over die onderwerpen plaatsvindt en de directeuren voorafgaand aan de besluitvorming in de gelegenheid zijn gesteld om advies uit te brengen.

Artikel 24. Stemmingen. Vergaderrecht.

1.	Ieder aandeel geeft recht op één stem.

2.

ledere vergadergerechtigde is bevoegd om, in persoon of bij een schriftelijk gevolmachtigde, door middel van een elektronisch communicatiemiddel aan de algemene vergadering deel te nemen, daarin het woord te voeren en, voorzover van toepassing, het stemrecht uit te oefenen.

3.

Voor deelname door middel van een elektronisch communicatiemiddel is vereist dat de desbetreffende vergadergerechtigde via het elektronische communicatiemiddel kan worden geïdentificeerd, rechtstreeks kan kennis nemen van de verhandelingen ter vergadering en, voor zover van toepassing, het stemrecht kan uitoefenen. De directie kan voorwaarden stellen aan het gebruik van elektronische communicatiemiddelen. Deze voorwaarden worden bij de oproeping bekend gemaakt.

4.	Voor zover niet anders voorgeschreven worden alle besluiten genomen met volstrekte meerderheid van de uitgebrachte stemmen ongeacht het ter vergadering vertegenwoordigde gedeelte van het kapitaal.

5.	Staken de stemmen, dan is het voorstel verworpen.

Artikel 25. Besluitvorming buiten vergadering. Aantekeningen.

1.	Besluitvorming kan op andere wijze dan in een vergadering geschieden, mits alle vergadergerechtigden met deze wijze van besluitvorming hebben ingestemd.

2.	In geval van besluitvorming buiten vergadering, worden de stemmen schriftelijk uitgebracht. De directeuren worden voorafgaand aan de besluitvorming in de gelegenheid gesteld om advies uit te brengen.

3.	De directie wordt onverwijld op de hoogte gesteld van de uitgebrachte stemmen. De directie houdt van de aldus genomen besluiten aantekening.

De aantekeningen liggen ten kantore van de vennootschap ter inzage van de vergadergerechtigden. Aan ieder van dezen wordt desgevraagd een afschrift of uittreksel van deze aantekeningen verstrekt tegen ten hoogste de kostprijs.

HOOFDSTUK IX.

Statutenwijziging en ontbinding. Vereffening.

Artikel 26. Statutenwijziging en ontbinding.

1.

De algemene vergadering is bevoegd de statuten te wijzigen of de vennootschap te ontbinden, met inachtneming van het te dien aangaande in de wet bepaalde en op voorwaarde dat een daartoe strekkend besluit wordt genomen met een meerderheid van ten minste twee/derde van de stemmen uitgebracht in een vergadering waarin ten minste drie/vierde van het geplaatste kapitaal aanwezig of vertegenwoordigd is.

2.

Wanneer aan de algemene vergadering door de directie een voorstel tot statutenwijziging of tot ontbinding van de vennootschap wordt gedaan, moet zulks steeds bij de oproeping tot de algemene vergadering worden vermeld, en moet, indien het een statutenwijziging betreft, tegelijkertijd een afschrift van het voorstel, waarin de voorgedragen wijziging woordelijk is opgenomen, ten kantore van de vennootschap ter inzage worden gelegd voor de vergadergerechtigden tot het einde van de vergadering.

Artikel 27. Vereffening.

1.

In geval van ontbinding van de vennootschap zijn de directeuren belast met de vereffening van de zaken van de vennootschap, tenzij de algemene vergadering één of meer andere (rechts)personen als vereffenaar aanwijst.

2.	Gedurende de vereffening blijven de bepalingen van de statuten voor zover mogelijk van kracht.

3.	Hetgeen na voldoening van de schulden is overgebleven wordt overgedragen aan de aandeelhouders naar evenredigheid van het gezamenlijk bedrag van ieders aandelen.

4.

De boeken, bescheiden en andere gegevensdragers van de ontbonden vennootschap moeten worden bewaard gedurende zeven jaren nadat de vennootschap heeft opgehouden te bestaan. Als bewaarder zal optreden degene die door de algemene vergadering als zodanig is aangewezen.

The undersigned, Martijn Michiel van der Bie, civil law notary in Amsterdam, the Netherlands, certifies to have ascertained to the best of his knowledge that the document attached to this certificate contains a fair English translation of the articles of association of Fossil Europe B.V., a private company with limited liability under Dutch law, registered with the Dutch trade register under number 33247795, as they read immediately following amendment by deed, executed on 11 September 2025 before him.

Signed in Amsterdam, the Netherlands, on 11 September 2025.

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ARTICLES OF ASSOCIATION

CHAPTER I.

Definitions.

Article 1.

In these articles of association the following expressions shall have the following meanings:

a.	the general meeting: the body of the company formed by shareholders or others entitled to vote;

b.	in writing or written: a reproducible message transmitted by any current means of (electronic) communication;

c.	qualifying attendees: shareholders, holders of depository receipts to which the right of assembly accrues, as well as usufructuaries and pledgees to whom the right of assembly accrue; and

d.	right of assembly: the right to attend and address the general meeting either in person or by means of a written proxy.

CHAPTER II.

Name. seat. objects.

Article 2. Name and seat.

1.	The name of the company is:

Fossil Europe B.V.

2.	The company has its official seat in Amsterdam.

Article 3. Objects.

The objects of the company are:

a.	to be active in the wholesale and retail business of jewellery, clocks, fitness trackers, leather- and travel articles, through company branded and leased retail stores;

b.	to incorporate, to participate in any way whatsoever, to manage, to supervise, to operate and to promote enterprises, businesses and companies as a holding company;

c.	to finance businesses and companies;

d.	to supply advice and to render services to enterprises and companies with which the company forms a group and to third parties;

e.

to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness as well as to enter into agreements in connection with the aforementioned;

f.	to render guarantees, to bind the company and to pledge its assets for obligations of the companies and enterprises with which it forms a group and on behalf of third parties;

g.	to obtain, alienate, manage and exploit registered property and items of property in general;

h.	to trade and invest in currencies, securities and items of property in general;

i.	to develop and trade patent, trade marks, licenses, know-how and other industrial and intellectual property rights;

j.

to perform any and all activity of industrial, financial or commercial nature, as well as everything pertaining the foregoing, relating thereto or conductive thereto, all in the widest sense of the word.

CHAPTER III.

Capital and shares. Register.

Article 4. Capital and shares.

1.	The capital is divided into ordinary shares with a nominal value of forty-five euros (€ 45) each, numbered consecutively from 1 onwards.

2.	All shares are registered. Each share bears the right to vote. No share certificates shall be issued.

Article 5. Register of shareholders.

1.

The board of directors shall keep a register in which the names and addresses of all shareholders are recorded, showing the date on which they acquired the shares, the date of the acknowledgement or notification and the amount paid on each share.

2.

The names and addresses of those with a right of usufruct or a right of pledge on the shares shall be recorded in the register, stating the date on which they acquired such right, the date of acknowledgement or notification, and which rights attached to the relevant shares accrue to them.

The register shall further contain the names and addresses of those holding depository receipts to which the right of assembly accrues, stating the date the right of assembly accrued to the relevant depository receipt, as well as the date of acknowledgement or notification.

3.	Shareholders and others whose details must be reflected in the register pursuant to paragraph 2 above shall timely provide the board of directors with the required information.

4.	The register shall be kept accurate and up to date. All entries and notes in the register shall be signed by a director.

5.

On application by a shareholder, a usufructuary, a pledgee or a holder of a depository receipt to which the right of assembly accrues, the board of directors shall furnish an extract from the register, free of charge, insofar as it relates to his rights on a share or a depository receipt. If a share is subject to a right of usufruct or a right of pledge, then the extract shall mention to whom the voting rights and the rights of assembly accrue.

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6.	The board of directors shall make the register available at the company’s office for inspection by shareholders, usufructuaries, pledgees and holders of depository receipts with the right of assembly.

CHAPTER IV.

Issue of shares. Acquisition of treasury shares.

Article 6. Issue of shares. Body authorised to issue shares. Notarial deed.

1.	The issue of shares can only be effected pursuant to a resolution of the general meeting. The general meeting may delegate its authority to another body and may revoke any such delegation.

2.	The issue of a share requires a deed prepared for that purpose and executed by the parties involved in the presence of a civil law notary registered in the Netherlands.

Article 7. Conditions of issue. Rights of pre-emption.

1.	The resolution to issue shares shall stipulate the price and the further conditions of the issue.

2.	Subject to the restrictions set by law, each shareholder shall have a right of preemption proportionate to the aggregate amount of his shares upon an issue of shares.

3.	Shareholders shall have a similar right of pre-emption if rights to subscribe for shares are granted.

4.	Prior to each single issue the right of pre-emption may be limited or excluded by the body of the company competent to issue.

5.

The company shall announce an issue which is subject to a right of pre-emption, as well as the period during which such right may be exercised, to all shareholders in writing. Such written notification shall be sent to the addresses notified by the shareholders to the company.

Article 8. Payment for shares.

1.	The nominal amount of each share must be paid up on issue.

Parties can agree that the nominal amount or a part thereof shall only need to be paid up upon the lapse of a certain period of time or upon demand by the company.

2.

Payment on a share must be made in cash to the extent that no other manner of payment has been agreed on. The board of directors shall be authorised to perform legal acts pertaining to a non-cash contribution on shares.

3.	Payment in a currency other than the currency in which the nominal value of the shares is denominated, can only occur with the consent of the company.

Article 9. Acquisition of own shares.

1.	Upon an issue of shares the company cannot subscribe for shares in its own share capital.

2.	The board of directors decides on the acquisition of own shares with due observance of the relevant provisions of the law.

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CHAPTER V.

Transfer of shares. limited rights. Depository receipts.

Article 10. No share transfer restrictions.

Without prejudice to the provisions of article 11, a transfer of shares may occur freely and is not subject to the share transfer restrictions as referred to in Section 2:195 of the Dutch Civil Code. The same principle applies to a disposal of shares held by the company in its own share capital.

Article 11. Transfer of shares.

1.	The transfer of a share or a right in rem thereon requires a deed prepared for that purpose and executed by the parties involved in the presence of a civil law notary registered in the Netherlands.

2.

The rights attached to a share can only be exercised after the company has acknowledged such legal act or the deed has been served on the company in accordance with the relevant provisions of the law, unless the company is party to the legal act.

Article 12. Usufruct. Pledge.

1.	The shares may be encumbered with a right of usufruct or a right of pledge. The right to vote on shares encumbered with a right of usufruct or a right of pledge shall accrue to the shareholder.

2.

In contravention to the preceding paragraph, the voting rights shall accrue to the usufructuary or pledgee if such, in accordance with the relevant provisions of the law, has been stipulated upon the establishment of the right of usufruct or the right of pledge, or afterwards if such has been agreed in writing between the shareholder and the usufructuary or pledgee.

3.

A shareholder not entitled to exercise the voting rights in respect of his shares due to a right of usufruct or a right of pledge, as well as a usufructuary or a pledgee to whom the voting rights on such encumbered shares accrue, have the rights which by virtue of the law accrue to the holders of depository receipts to which the right of assembly accrues. The usufructuary or the pledgee not having the voting rights on such encumbered shares shall also have these rights, unless otherwise agreed at the establishment or the transfer of the right of usufruct or the right of pledge.

Article 13. Depository Receipts.

1.

No right of assembly accrues to the holders of depository receipts. The general meeting is authorised to assign the right of assembly to depository receipts as well as to deprive the right of assembly from depository receipts.

2.	The provisions of article 11, paragraph 2, above equally apply to the transfer of a depository receipt to which the right of assembly accrues.

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CHAPTER VI.

Board of Directors.

Article 14. Board of directors.

The board of directors of the company shall consist of one or more directors.

Article 15. Appointment, suspension and dismissal. Remuneration.

1.	The general meeting shall appoint the directors.

2.	A director may at any time be suspended or dismissed by the general meeting.

3.	The general meeting shall determine the remuneration and further conditions of employment for each director.

Article 16. Duties of the board of directors. Decision-making process. Allocation of duties.

1.

Subject to the restrictions imposed by these articles of association, the board of directors shall be entrusted with the management of the company. In performing their duties, the directors shall act in accordance with the interests of the company and of the business connected with it.

2.

Decisions of the board of directors require an absolute majority of votes cast. Each director has the right to cast one vote. Abstentions do not count. The board of directors may lay down rules regarding its own decision-making process.

3.	The board of directors may determine the duties with which each director will be charged in particular.

4.	A director may be represented by a co-director authorised in writing. A director may not act as representative for more than one co-director.

5.

Resolutions of the board of directors may also be adopted without recourse to a meeting, provided such resolutions are adopted in writing by unanimous vote of all directors in office in respect of whom no conflict of interest within the meaning of paragraph 6 of this article exists.

6.

Each director is obliged to inform the board of directors of any conflict of interest between such director and the company without delay. A director shall not participate in any deliberations or decision-making process of the board of directors, if such director has a direct or indirect personal interest which conflicts with the interest of the company or its business. In such case the other non-conflicted directors shall pass the resolution. If all directors are conflicted as referred to above, then the general meeting shall pass the resolution.

7.

The board of directors shall adhere to the instructions of the general meeting. The board of directors shall follow such directions, unless these are contrary to the interests of the company and its business.

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Article 17. Representation.

1.	The board of directors shall be authorised to represent the company. The authority to represent the company also accrues to:

(i)	two directors acting jointly; and

(ii)

a director acting jointly with an officer, appointed in accordance with paragraph 2 of this article, having general power to represent the company or having limited power to represent the company, however with due observance of any restrictions imposed on him.

2.

The board of directors may appoint officers with general or limited power to represent the company. Each of these officers shall be able to represent the company with due observance of any restrictions imposed on him. The board of directors shall determine their titles.

Article 18. Approval of decisions of the board of directors.

1.

The general meeting is entitled to require resolutions of the board of directors to be subject to its approval. These resolutions shall be clearly specified and notified to the board of directors in writing.

2.	The lack of approval referred to in paragraph 1 does not affect the authority of the board of directors to represent the company.

Article 19. Absence or prevention.

If one or more directors is/are absent or prevented from performing their duties, the remaining director(s) shall be temporarily entrusted with the entire management of the company. If all directors or the sole director are/is absent or prevented from performing their/its duties, the management of the company shall be temporarily entrusted to the person designated for this purpose by the general meeting.

CHAPTER VII.

Annual accounts. Profits.

Article 20. Financial year. Preparation of the annual accounts. Deposition for inspection. Accountant.

1.	The financial year of the company shall be the calendar year.

2.

Annually, not later than five months after the end of the financial year, unless by reason of special circumstances this term is extended by the general meeting by not more than five months, the board of directors shall prepare the balance sheet and the profit and loss account together with the explanatory notes thereto (the annual accounts).

3.

The board of directors shall deposit the annual accounts for inspection by the shareholders at the office of the company within the period referred to in paragraph 2. Within this period the board of directors shall also deposit the report of the board of directors, if required, for inspection by the shareholders.

4.	The annual accounts shall be signed by each director; if the signature of one or more directors is lacking, then this shall be stated and reasons therefore shall be given.

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5.

The company may, and if the law so requires shall appoint a “register-accountant” or other accountant referred to in Section 2:393 of the Dutch Civil Code, as well as an organisation within which such accountants practice, to audit the annual accounts.

Article 21. Adoption of the annual accounts. Publication.

1.	The general meeting shall adopt the annual accounts.

2.

Following the adoption of the annual accounts the board of directors shall propose to the general meeting to discharge each director for the performance of management for the financial year concerned, to the extent that such performance is apparent from the annual accounts or has been disclosed to the general meeting in a different manner.

3.

If all shareholders are also director of the company, then the signing of the annual accounts by all directors, shall serve as the adoption referred to in paragraph 1 above, provided that all other qualifying attendees have been given the opportunity to take note of the prepared annual accounts and have consented to this method of adoption. In contravention to the preceding paragraph the adoption aforementioned also serves as a discharge for the directors.

4.

The company shall publish the annual accounts within eight days following the adoption subject to statutory exemptions, if applicable. If no statutory exemption applies, the annual accounts for any given financial year must be published no later than twelve months after the lapse of the relevant financial year.

Article 22. Allocation of profits. Distributions.

1.	The general meeting is authorised to allocate the profits as determined by the adoption of the annual accounts and to establish distributions.

2.	Distributions can only take place to the extent that the company’s equity exceeds the amount of any reserves that the company must retain by virtue of law or these articles of association.

3.

A resolution to declare a(n) (interim) distribution has no effect as long as the board of directors has not approved such (interim) distribution. The board of directors shall only withhold its approval if it is, or reasonably should be, aware that the company will not able to continue to satisfy its matured debts.

4.

If the company is not able to continue to satisfy its matured debts following a distribution, then the directors which were or reasonably ought to have been aware of this shall be jointly liable towards the company for an amount equal to the deficit caused by such distribution increased by statutory interest accrued as of the date of the distribution. Section 2:248 paragraph 5 of the Dutch Civil Code shall apply accordingly. A director shall not be liable if he proves that he cannot be blamed for the distribution made by the company and that he has not been negligent in taking measures to avert the consequences of the distribution.

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Any recipient of a distribution who was or reasonably ought to have been aware that following the distribution the company could not continue to satisfy its matured debts shall reimburse the deficit caused by the distribution up to the amount or value of the distribution received by him from the company, increased by statutory interest accrued as of the date of the distribution. If the directors have satisfied the claim referred to in the first sentence of this paragraph, the reimbursement referred to in the fourth sentence of this paragraph shall be made to the directors in proportion to the amounts paid by each director. The debtor shall not be entitled to set-off a liability claim pursuant to the first or fourth sentence of this paragraph.

For the purpose of this paragraph, any (co-)policy-maker of the company qualifies as a director. The provisions of this paragraph shall not apply to distributions consisting of shares in the share capital of the company or contributions on shares which have not yet been fully paid up.

5.	A claim of a shareholder for payment of a distribution shall be barred after five years have elapsed.

CHAPTER VIII.

Decision-making of shareholders.

Article 23. General meeting. Convocation. Decision-making process without a meeting. Records.

1.	Each financial year at least one general meeting shall be held or at least one resolution shall be passed in accordance in with article 25 of these articles of association.

2.	Other general meetings shall be held as often as the board of directors or a qualifying attendee deems such necessary.

3.	The board of directors and each qualifying attendee shall be authorised to convene a general meeting.

4.

Qualifying attendees shall be given notice of the general meeting by the board of directors, a director or a qualifying attendee by means of convocation letters, addressed to the addresses of the qualifying attendees as set out in the register referred to in article 5. If the qualifying attendee concerned consents thereto, notice may also be given by means of sending an electronic, legible and reproducible convocation message to the address notified by him to the company for that purpose.

5.	The convocation shall take place no later than on the eighth day prior to the date of the meeting.

6.

A general meeting shall be held in the municipality where the company has its official seat or in the municipality of Haarlemmermeer (including Schiphol Airport), Rotterdam, Den Haag and Eindhoven. A general meeting may be held elsewhere, provided that all holders of meeting rights consented thereto and the directors have been given the opportunity to render their advice prior to such meeting.

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7.	The general meeting shall appoint its chairman. Until that moment a director shall act as chairman and in the absence of a director the eldest person at the meeting shall act as chairman.

8.	The directors shall, as such, have the right to give advice in the general meeting.

9.

The board of directors keeps a record of the resolutions adopted. If the board of directors is not represented at a meeting, the chairman of the general meeting shall provide the board of directors with a transcript of the resolutions adopted as soon as possible after the meeting. The records shall be deposited at the offices of the company for inspection by the qualifying attendees. Upon request each of them shall be provided with a copy or an extract of such record at not more than the actual costs.

10.

If the prerequisites set by the law or by these articles of association in respect of the convocation and holding of general meetings have not been complied with, valid resolutions can be passed nevertheless, provided that all qualifying attendees have consented to the decision-making on the relevant subject matters and the directors have had the opportunity to render their advice in respect of the same.

Article 24. Voting. Right of assembly.

1.	Each share confers the right to cast one vote.

2.

Each qualifying attendee is authorised to, either in person or by means of a written proxy, attend and address the general meeting and, to the extent applicable, exercise his right to vote through electronic means of communication.

3.

To take part through electronic means of communication requires that the respective qualifying attendee can be identified through the electronic means of communication, is able to directly take note of the proceedings at the meeting and, to the extent applicable, is capable to exercise his right to vote. The board of directors may impose conditions on the use of electronic means of communication. Such conditions shall be announced with the convocation.

4.	To the extent not otherwise provided for, all resolutions shall be passed by an absolute majority of the votes cast irrespective of the part of the share capital present or represented at the meeting.

5.	If there is a tie vote of votes the proposal is rejected.

Article 25. Resolutions outside of meetings. Records.

1.	Decision-making may occur other than in a meeting, provided that all qualifying attendees have consented to the manner of decision-making.

2.	If the decision-making occurs outside a meeting the votes shall be cast in writing.

Prior to such decision-making, the directors shall be offered the opportunity to render their advice.

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3.

The board of directors shall immediately be informed of the votes cast. The board of directors shall keep a record of the resolutions thus made. The records shall be deposited at the offices of the company for inspection by the qualifying attendees. Upon request, each of them shall be provided with a copy or an extract of such record at not more than the actual costs.

CHAPTER IX.

Amendment of the articles of association and dissolution. Liquidation.

Article 26. Amendment of the articles of association and dissolution.

1.

The general meeting is authorised to amend the articles of association or to dissolve the company, with due observance of the relevant provisions of the law and provided that a resolution to that effect is adopted with at least two/thirds of the votes cast in a meeting where are least three/fourths of the issued share capital is present or represented.

2.

A proposal of the board of directors to the general meeting to amend the articles of association or to dissolve the company must be stated in the convocation of the general meeting. If the proposal concerns an amendment of the articles of association, then a copy of the proposal including the text of the proposed amendment must at the same time be deposited and remain available at the company’s office for inspection by qualifying attendees until the end of the meeting.

Article 27. Liquidation.

1.

In the event of dissolution of the company the directors shall be charged with the liquidation of the business of the company, unless the general meeting appoints one or more other (legal) persons as liquidator.

2.	During liquidation the provisions of these articles of association shall remain in force as far as possible.

3.	The balance of the company remaining after payment of debts, shall be transferred to the shareholders in proportion to the aggregate nominal amount of their shares.

4.

All books, records and all other data carriers of the company must be kept by a custodian for a period of seven years after the company has ceased to exist. Such custodian shall be designated by the general meeting.

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